Exhibit 10.1

Succession Agreement

     This Succession Agreement (“Agreement”) is made this 4th day of March, 2005 between The Men’s Wearhouse, Inc. (the “Company”) and Eric J. Lane (“Lane”). The purpose and intent of this Agreement is to provide for an effective succession and transition of key executive positions with the Company. Lane has been the President and Chief Operating Officer of the Company but desires to retire. The Company desires his assistance in the orderly transfer of his duties. In consideration of the mutual promises contained in this Agreement, the Company and Lane agree to the following:

     1. Resignation and Retirement. Lane has voluntarily, and at his request, stepped down as President and Chief Operating Officer of the Company effective February 1, 2005 and will serve as an Executive Vice President of the Company through July 31, 2005. Effective August 1, 2005 Lane shall be retired from and no longer be employed by the Company in any capacity except as otherwise provided herein.

     2. Continuation of Salary and Bonus. Lane shall continue to receive his regular salary from the Company without reduction through July 31, 2005. In addition, Lane shall be eligible to receive a discretionary bonus at the time the Company pays discretionary bonuses to executive officers for performance in fiscal 2005 in an amount to be determined by the Chief Executive Officer of the Company in his discretion but not to exceed 50% of the maximum bonus Lane would have been entitled to receive had he continued as President of the Company for all of fiscal year 2005.

     3. Lump Sum Payment. The Company shall pay to Lane a lump sum payment, subject to required tax withholding, equal to $2,000,000 minus his assumed gain on the exercise of all options currently held by Lane which are or become vested prior to August 1, 2005. Schedule A attached hereto includes a complete and accurate list of such options. For purposes hereof the “assumed gain” shall equal the aggregate of the difference between the prices at which Lane sells shares of common stock received upon exercise of the options and the option exercise prices plus, with respect to options not exercised prior to August 1, 2005 or shares received upon exercise of options that are not sold prior to August 1, 2005, the difference between the greater of (i) $36.12, and (ii) the closing price on the New York Stock Exchange on July 31, 2005 and the option exercise prices. The payment shall be made on the earlier of the fifth business day after Lane has reported to the Company that he has sold all the shares subject to the options or August 2, 2005.

     4. Cancellation of Stock Options. Lane agrees that all options to purchase common stock of the Company held by him that have not become vested by July 31, 2005, shall be cancelled and he shall no longer have any rights with respect thereto. Schedule A attached hereto includes a complete and accurate list of such options.

     5. Consulting Services. Effective August 1, 2005 and ending on July 31, 2010, Lane shall provide consulting services to the Company as requested by the Chief Executive Officer of the Company that shall include, but not be limited to, assisting the new President and the new Chief Operating Officer in transitioning into and learning the duties and responsibilities of their new positions and assisting the Company with its out sourcing programs. Lane agrees to make himself available upon reasonable notice and at reasonable hours to provide such consulting services for up to 100 hours per year by telephone and email communications. Lane further agrees to spend up to five days a year at the office of the Company in Fremont, California or Houston, Texas or at a meeting of its Board of Directors upon reasonable notice, at the expense of the Company and provided that such a trip does not interfere with his regular employment.

     6. Payment for Consulting Services. As long as Lane is in compliance with the terms of this Agreement, the Company agrees to pay Lane annually beginning on January 3, 2006 and on the first business day of each January thereafter to and including January 2010, an annual consulting fee of $110,000, plus reimburse him, upon submission of receipts and other appropriate written documentation, for reasonable and necessary out-of-pocket expenses actually incurred arising out of providing the consulting services hereunder. Notwithstanding the foregoing, in the event the Company determines that, as a result of recent tax legislation and the rules and regulations related thereto, the payment of the annual consulting fee would or may be treated as a deferred payment subject to a 20% excise tax thereon, the Company shall pay to Lane on August 1, 2005 a one time consulting fee of $500,000; provided, however, if Lane shall continue to fail to provide the consulting services provided for herein after 30 days written notice (the “Notice”) from the Company of such failure, Lane shall be required to remit to the Company an amount equal to $500,000 times a fraction, the denominator of which shall be the number of days from and including August 1, 2005 to and including July 31, 2010 and the numerator of which shall be the number of days from the date on which the Notice was sent to Lane to and including July 31, 2010, adjusted, however, to subtract therefrom the net federal and state income taxes paid by Lane with respect thereto. For purposes hereof the net federal and state income tax paid shall be the actual taxes paid in respect of the prior payment to Lane of such amount less the federal and state income tax benefit allowable to Lane on account of such remittance. It is the intention of the Company and Lane that the amount he is to remit shall be net of all income tax cost and benefits. Lane shall repay such amount when owed upon demand by the Company.

     7. Non-Competition. Lane agrees for a period beginning on August 1, 2005 and ending on July 31, 2010, that he (i) will not, directly or indirectly own, operate, manage, finance, be employed by, consult with or otherwise be engaged by or have an economic interest in any business which competes with a business conducted by the Company or any of its subsidiaries on July 31, 2005 and (ii) will not solicit for employment any employee of the Company or any of its subsidiaries; provided that the foregoing shall not prohibit Lane from being a passive investor in any entity that so competes as long as he does not own more than a 1% equity interest in such entity. In the event of a breach or threatened breach of clause (i) prior to August 1, 2007 or clause (ii) prior to August 1, 2008, the Company shall be entitled to obtain injunctive and other equitable relief to restrain any such breach in addition to any other remedy to which it is entitled at law or in equity as a result of an actual breach thereof. From and after August 1, 2007 with respect to clause (i) and August 1, 2008 with respect to clause (ii), the Company’s sole remedy for a breach thereof shall be to terminate any further payments to Lane pursuant to Section 6, to terminate the consulting services arrangements under Section 6 and to recover repayment for consulting services as and to the extent provided in Section 6 upon termination of the consulting services thereunder.

     8. Nondisclosure. Lane agrees that he will not disclose or authorize anyone to disclose, or use or make known for his or another’s benefit, any confidential information or proprietary information or data of the Company or any of its subsidiaries, acquired by him during his employment by the Company, other than to authorized employees and representatives of the Company or its subsidiaries.

     9. Claims Waives. (a) Lane and the Company agree that this Agreement will irrevocably release, remise, acquit and discharge the Company and each of its affiliates, divisions, representatives, agents, officers, directors, stockholders, employees, consultants, independent contractors, attorneys, advisors, successors and assigns, jointly and severally, from any and all claims, demands, and/or causes of action whatsoever, known or unknown, which Lane, his heirs, successors or assigns have or may have against any of such parties, and any and all liability that any of such parties may have to him arising from any and all bases, however, denominated; save and except (i) rights under this Agreement, (ii) rights to benefits under the Company’s employee benefit plans and (iii) rights to indemnification as an officer or director of the Company as provided in the Company’s bylaws. This release includes all claims, demands and/or causes of action that are based upon facts occurring on or prior to the date of this Agreement, including, but not limited to: (a) any claims under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Act of 1964 and 1991, as amended; the Fair Labor Standards Act, as amended; the Family and Medical Leave act; California’s Fair Employment and Housing Act, the California Family Rights Act; and the California Wage Orders; (b) Any tort or contract claims; (c) Any claims, matters or actions related to Lane’s employment and/or affiliation with, or termination and separation from, the Company. This release is for any relief, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages.

          (b) Lane and the Company agree that this Agreement will irrevocably release, remise, acquit and discharge Lane and his heirs, successors and assigns, jointly and severally from any and all claims, demands, and/or causes of action whatsoever, known or unknown, which the Company and its subsidiaries have or may have against them, and any and all liability that any of them may have to the Company or any of its subsidiaries arising from any and all bases, however denominated; save and except (i) rights under this Agreement and (ii) rights under the Company’s employee benefit plans.

     10. California Civil Code Section 1542. Lane expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any similar statute of any state having jurisdiction hereof, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542 and for the purpose of effecting a full and complete release and discharge of all claims, Lane expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Lane does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims. This waiver, however, does not apply to any actions or claims that may arise after execution of this Agreement.

     11. Public Statements or Disclosures. Lane agrees that Lane will not make, nor cause to be made, any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of the Company, its subsidiaries, officers, directors, employees and agents, past, present or future. The Company agrees that it will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of Lane.

     12. Split Dollar Life Insurance. The Company will pay a bonus to Lane in the same manner that it has in the past year in an amount equal to the premiums on the split dollar life insurance identified in Schedule B hereto plus an amount grossed up to pay the federal taxes in respect of the payment of such amount with regard to all premiums due and payable through the end of the Company’s fiscal year 2005. At that time Lane, as the owner of the policy may elect to continue such life insurance and to pay the premium thereon or to terminate such life insurance and the Company will release any lien thereon.

     13. Medical Insurance. The Company will provide medical insurance to Lane and his family at all times similar to coverage under the Company’s then existing employee medical insurance plan available to Executive Officers until Lane is eligible for Medicare coverage provided that Lane pays normal contributions paid by Executive Officers with a similar coverage situation and provided further that if Lane is employed by an employer that provides medical insurance Lane will participate in such coverage, the payment Lane is required to make to the Company shall be reduced by the amount of the payment he makes for such coverage and the Company’s obligation to provide insurance shall be secondary to such coverage; but provided further that if medical professionals, treatments, facilities or services are covered by the Company’s existing plan and not covered under Lane’s new employer’s plan, Lane shall be provided primary coverage by the Company.

     14. No Other Promise. Lane and the Company agree that they fully understand the terms of this Agreement and that no promise, inducement has been made except as expressly provided in this Agreement.

     15. Lane’s Free Will. Lane represents that he has carefully read this Agreement, understands its terms, has consulted with such persons as Lane deems appropriate and makes this Agreement without duress or compulsion and of Lane’s own free will.

     16. Lane Should Seek Counsel. Lane understands and agrees that the Company has advised, in writing, consultation with an attorney or counselor prior to Lane’s signature of this Agreement.

     17. Period to Review Agreement. Lane understands that he has been given 21 days within which to study and consider this Agreement.

     18. Period to Revoke Agreement. Lane understands and agrees that under the Older Workers Benefit Protection Act, he may revoke his Agreement within seven (7) calendar days following the execution of this Agreement. Lane understands that his Agreement is not effective until this revocation period has expired. Lane understands that any intended revocation must be written and postmarked within seven (7) days of execution of this Agreement, and mailed to The Men’s Wearhouse, Inc, Attention: Neill Davis, 5803 Glenmont, Houston, Texas 77081.

     19. Lane will Return Company Property. Lane promises to return to the Company on or before July 31, 2005, all materials, things and data obtained or belonging to the Company or any of its affiliated companies, including, but not limited to keys, files, records (in whatever form), credit cards, manuals and documents, and that Lane will not retain any copies, duplicates, reproductions or excerpts.

     20. Defense of Claims. Lane agrees that he shall cooperate with the Company in the defense of all claims and litigation against the Company that has arisen or that may arise with respect to omissions, acts, transactions or other events that occurred during his employment with the Company. The Company agrees to reimburse Lane for all reasonable and necessary out-of-pocket expenses incurred by him as a result of any such cooperation, upon submission of receipts and other appropriate written documentation. The Company agrees that it will cooperate with Lane in the defense of all claims and litigation against Lane that have arisen or may arise with respect to omissions, acts, transactions or other events that occurred during Lane’s employment with the Company.

     21. Entire Agreement: No Oral Modification. Lane agrees that this Agreement contains the entire agreement between the parties and that it cannot be modified except by subsequent written agreement signed on behalf of the Company by a duly authorized official, and that the terms of this Agreement, including the recitals, are contractual.

The Men’s Wearhouse, Inc.	Eric J. Lane

By	/s/ George Zimmer	/s/ Eric J. Lane

George Zimmer Chairman & CEO